EXHIBIT 10.1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (together with its Exhibits, this “Agreement”) is made as of the 22nd day of May, 2008 (the “Signing Date”), by and between CNA Financial Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and Thomas F. Motamed (the “Executive”, and, together with the Company, a “Party”);
W I T N E S S E T H:
          WHEREAS, the Company wishes to employ the Executive as the Chairman of the Board, and as the Chief Executive Officer, of the Company and of its wholly-owned insurance subsidiaries (the “CNA Insurance Companies,” and together with the Company, the “CNA Companies”) following the expiration of certain non-compete and non-solicitation obligations to his current employer; and the Executive wishes to accept, as of the Commencement Date, and agrees to such employment under the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the Parties agree as follows:
1.	Employment Term. The Company shall employ the Executive under this Agreement, and the Executive shall accept such employment, for the Term. The “Term” shall commence on Monday, June 8, 2009 or such other date as the Parties may agree upon in writing (the “Commencement Date”) and shall end on December 31, 2013, subject to annual renewals thereafter, if any, upon mutual written agreement by the Parties. Notwithstanding the foregoing, the Executive’s employment hereunder, and the Term, may be terminated at any time in accordance with Section 6 below.

2.	Duties of the Executive and Place of Business.
(a)	Throughout the Term, the Executive shall serve as a member of the Company’s Board, as the Chairman of such Board, and as the Chief Executive Officer of the Company (if elected to such positions by the Board, as is the intention of the Parties). Throughout the Term, the Executive shall also serve as the Chairman of the Board, and the Chief Executive Officer, of each of the CNA Insurance Companies, and of such other Affiliates of the Company as the Parties may from time to time agree upon in writing. As the Chief Executive Officer of the Company, the Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving in that position at an entity of the size and nature of the Company (including, without limitation, responsibility for the day to day operations of the CNA Insurance Companies and for development and implementation of the CNA Insurance Companies’ business plans and strategies); shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities, consistent with the foregoing, as may be from time to time reasonably be assigned to him by the Company’s Board; and shall report solely and directly to the Company’s Board. For purposes of this Agreement, “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Board” shall mean, in the case of a corporation, the board of directors of such corporation and, in the case of any other entity, the corresponding governing Person; and “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity. Notwithstanding the foregoing, for all purposes of this Agreement (except Sections 6.3(b)(ii), 6.7(x), 7, 18(a), 24 and 25 and Exhibit A), the term Affiliate shall not include Loews Corporation or any of its direct or indirect subsidiaries (other than the Company and the Company’s subsidiaries).

(b)	Throughout the Term, the Executive: shall diligently and to the best of his abilities assume, perform, and discharge his duties and responsibilities hereunder as the Chairman of the Board, and the Chief Executive Officer, of the Company, and the CNA Insurance Companies; and shall devote substantially all of his business time and effort to the business and affairs of the Company and its subsidiaries. However, nothing in this Agreement or elsewhere shall preclude the Executive from: (i) engaging in civic, charitable or community services; (ii) devoting a reasonable amount of time to private investments and personal affairs; or (iii) serving, with the prior approval of the Company’s Board, on the boards of for-profit entities, so long as such activities or services do not interfere with the Executive’s responsibilities to the Company.

(c)	The Executive shall establish a residence in the Chicago metropolitan area not later than five (5) days following the Commencement Date and shall maintain such a residence during the Term. The Executive’s principal place of business shall be at the Company’s headquarters in Chicago. As soon as practicable following the Commencement Date, but no later than ten (10) days following the Commencement Date the Company shall pay the Executive $250,000 in recognition of the expense of establishing and maintaining a Chicago metropolitan area residence.
3.	Compensation.
(a)	Beginning as of the Commencement Date, the Company shall pay the Executive for the period he is employed by the Company hereunder an annualized base salary of $1,000,000.00 (the “Base Salary”). The Base Salary shall be paid in accordance with the regular payroll practices applicable to senior executives of the Company generally, but no less frequently than monthly. At the discretion of the Company’s Board, or of the compensation committee of such Board (the “Committee”), the annualized Base Salary may be increased annually during the Term of the Agreement, beginning in calendar year 2010. The Base Salary shall not be decreased at any time, or for any purpose, during the Term (including, without limitation, for the purpose of determining benefits due under Section 6) without the Executive’s prior written consent.
(b)	(i)	For each calendar year (a “Performance Year”) that ends during the Term, the Executive shall be entitled to receive an annual incentive cash award (an “Annual Bonus”) under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”) to the extent that the criteria set forth in this Section 3(b) are satisfied for such year.
(ii)	For each full Performance Year during the Term, the Annual Bonus shall equal 1.2% of NOI (as described below) for such year; provided, however, that, for any such year, the Executive’s target Annual Bonus shall not be less than $2,500,000, and his maximum Annual Bonus shall not be more than $4,000,000. For purposes of this Agreement, “NOI” for any Performance Year or quarter shall mean the Company’s net income for such Performance Year or quarter, as adjusted in good faith by the Committee for such Performance Year or quarter for the purpose of determining annual bonuses for senior executives of the Company generally. For any Performance Year or quarter, NOI shall be determined on a basis that is no less favorable to the Executive than to other senior executive officers of the Company generally. The Committee may exercise negative discretion under the Plan to decrease or eliminate any portion of the Executive’s Annual Bonus for any Performance Year that exceeds his Annual Bonus target of $2,500,000.

(iii)	For the first Performance Year that ends during the Term, the Executive’s Annual Bonus shall equal 1.2% of the sum of (x) the Company’s NOI for each calendar quarter during such year that commences after the Commencement Date plus (y) a pro-rata portion of the Company’s NOI for the calendar quarter in which the Commencement Date occurs, such pro-rata portion to be determined by multiplying the Company’s NOI for such quarter by a fraction, the numerator of which is the number of calendar days during such quarter that the Executive is employed hereunder and the denominator of which is the number of calendar days in such quarter (the “Quarterly Proration Fraction”). The target Annual Bonus payment for such year, above which the Committee may exercise negative discretion, shall be determined by multiplying $2,500,000 times a fraction, the numerator of which is the number of calendar days during such year that the Executive is employed hereunder and the denominator of which is 365 (the “Yearly Proration Fraction”). The maximum Annual Bonus payment for such year shall be determined by multiplying $4,000,000 by the Yearly Proration Fraction.

(iv)	Annual Bonus payments shall be made to the Executive in cash no later than corresponding bonus payments are made to senior executive officers of the Company generally, and in no event later than 70 days after the end of the Performance Year to which they relate. In the event that the Company ceases to maintain an annual bonus program that is based on NOI and that is similar to the program in effect as of the Signing Date, a new program shall be established under which the Executive shall have an annual target bonus of at least $2,500,000.
(c)	(i)	The Executive shall be entitled to participate in the Company’s long term incentive cash award program, under the Plan, for each of the three-calendar-year performance periods (each, a “Performance Period”) that include any calendar year that begins or ends during the Term (each a “Covered Year”), but only to the extent provided in this Agreement. For each Covered Year in each such Performance Period, the Executive shall be entitled to receive a long term incentive cash award under the Plan (a “Long Term Bonus”) to the extent that the Company achieves performance objectives established by the Committee for such Covered Year, on terms and conditions consistent with this Agreement and no less favorable to the Executive than those applying to senior executive officers of the Company generally. For each Covered Year, and except to the extent otherwise provided in Section 3(c)(ii), the Executive’s target long term incentive cash award for each of the three Performance Periods that are then ongoing shall be eight and one-third percent (8-1/3%) of his annualized Base Salary as in effect on the last day of such year, and his maximum long term incentive cash award shall be sixteen and two thirds percent (16-2/3%) of such annualized Base Salary. Except to the extent otherwise provided in Section 6, the Executive shall not be entitled to any Long Term Bonus for any calendar year that ends after the Termination Date (as defined below), except to the extent that the terms and conditions of corresponding awards to other senior executives generally provide for long term incentive award payments for such year in corresponding circumstances.

(ii)	Notwithstanding the foregoing, the Long Term Bonus that the Executive shall be entitled to receive with respect to the Covered Year during which the Commencement Date occurs shall, for each of the three Performance Periods that is then ongoing, be determined by multiplying the Long Term Bonus to which he would have been entitled under Section 3(c)(ii) had he participated in such Performance Period from the beginning of such Covered Year by a fraction: (i) the numerator of which is the sum of (a) the Company’s achievement of the applicable performance measure for each of the full calendar quarters in such Covered Year that began after the Commencement Date and (b) the Company’s achievement of the applicable performance measure for the calendar quarter in which the Commencement Date occurs multiplied by the Quarterly Proration Fraction, and (ii) the denominator of which is the actual performance for such Covered Year. With respect to each of such Performance Periods, the Executive’s target long term bonus for such Covered Year shall be eight and one-third percent (8-1/3%) of his annualized Base Salary as in effect on the last day of such year, and his maximum long term bonus shall be sixteen and two thirds percent (16-2/3%) of such Base Salary, in each case as multiplied by the Yearly Proration Fraction.

(iii)	Long Term Bonus payments for each Covered Year and each Performance Period under this Section 3(c) shall be made in cash no later than the time(s) at which corresponding bonus payments are made to other senior executive officers of the Company generally. In the event that the long term bonus program that is in effect as of the Signing Date is discontinued with respect to any Covered Year, a new program shall be established under which the Executive has an aggregate target long term incentive cash bonus opportunity for such Covered Year, after taking into account all performance periods that are then ongoing (including performance periods that may be on-going under the former program), that equals at least 25 percent (25%) of his annualized Base Salary as in effect on the last day of the such Covered Year, and that is otherwise on terms and conditions not less favorable to the Executive than those that would have applied if the old program had remained in effect.
(d)	During the Term, the Executive shall be granted stock appreciation rights (“SARs”) under the Plan at a rate of 80,000 SARs per calendar year (such number being subject to adjustment under Section 3(j) below). The initial grant shall be made on the Commencement Date and shall be pro-rated by multiplying 80,000 (such number being subject to adjustment under Section 3(j) below) by the Yearly Proration Fraction. Subsequent grants shall be made during the first quarter of each calendar year that commences during the Term and shall be made at a time, and on terms and conditions, that are consistent with this Agreement and otherwise no less favorable to the Executive than those that apply to corresponding grants to other senior executive officers of the Company. Each of the SARs shall have an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant; shall have a term of ten years; shall be settled in stock (or, at the Company’s election, in cash); and shall vest, and hence become both exercisable and non-forfeitable, in equal annual installments on each of the first four anniversaries of the date of grant, provided that the Executive is employed by the Company on such date, except as otherwise provided in this Agreement. All rights with regard to unvested SARs shall, except to the extent otherwise provided in Section 6, terminate upon termination of the Executive’s employment with the Company. The annual grant of SARs to the Executive may be increased at the recommendation, and with the approval, of the Committee, subject to share availability.
(e)	(i)	On the Commencement Date, the Executive shall be granted restricted stock units (“RSUs”), each representing the right to receive one share of the Company’s common stock, having a value of $2,500,000, based upon the volume weighted average price during the ten (10) trading days immediately preceding the date of grant (the “VWAP”). Notwithstanding the foregoing, the Executive shall be granted RSUs under this Section 3(e)(i) with respect to no more than 100,000 shares (such number being subject to adjustment under Section 3(j), below); provided, however, that in no event shall the RSUs granted under this Section 3(e)(i) have a value, based on the VWAP, that is less than $2,000,000.

(ii)	Each calendar year during the Term, the Executive shall be granted RSUs having a value of $2,500,000 on the date of grant, based upon the VWAP. The first grant shall be made on the Commencement Date and shall be pro-rated (i.e., shall have a date of grant value equal to $2,500,000 times the Yearly Proration Fraction). The Company shall provide to the Executive a copy of the award documents that are to govern this first grant, as well as those that are to govern his initial grant of SARs and his grant of RSUs under Section 3(e)(i), no later than twenty-one (21) days prior to the Commencement Date. Subsequent grants of RSUs shall be made during the first quarter of each calendar year that commences during the Term and on the same date as SARs are granted to the Executive under Section 3(d), and shall be made on terms and conditions that are consistent with this Agreement and otherwise no less favorable to the Executive than those that apply to corresponding grants to other senior executive officers of the Company. Each grant shall be earned to the extent (and only to the extent) provided in the table below, where NOI shall have the same definition as under Section 3(b)(ii) above, and Budgeted NOI shall mean the Company’s budgeted net income as in effect at the time of the applicable grant, as later adjusted by the Committee in the same manner in which the Company adjusts net income to compute NOI, in each case with respect to the calendar year in which the grant is made.

% of RSUs
NOI as a % of Budgeted NOI	Earned
less than 50%	0%
50% - 100%	80%
above 100%	100%
(iii)	All RSUs granted pursuant to Section 3(e)(i), and all RSUs that have been earned pursuant to Section 3(e)(ii), shall vest (and thus become non-forfeitable) in equal installments on each of the first four anniversaries of the date of grant, provided that the Executive is employed by the Company on such date, except as otherwise provided in this Agreement.

All RSUs shall be settled in stock promptly after vesting, but in no event more than thirty (30) days after vesting.

(iv)	All rights with regard to unvested RSUs (including RSUs that have not yet been earned) shall, except to the extent otherwise provided in Section 6, terminate upon termination of the Executive’s employment with the Company. The annual grant of RSUs to the Executive may be increased at the recommendation, and with the approval, of the Committee, subject to share availability.

(v)	Upon the Company’s payment of a cash dividend in respect of its outstanding Company common stock, the Executive shall be credited with dividend equivalents in respect of each RSU outstanding on the record date for such dividend. Such dividend equivalents shall be equal to the dividend paid on an outstanding share of common stock and shall be credited as of the dividend payment date until the respective outstanding RSU becomes vested, at which time such dividend equivalent right shall be paid to the Executive, without interest, in cash.
(f)	For purposes of determining the Executive’s entitlements under the CNA Savings & Capital Accumulation Plan (“S-CAP”), the CNA Supplemental Savings & Capital Accumulation Plan (“SES-CAP”), and their successors (collectively, the “Savings Plans”), the Executive’s pensionable earnings (e.g., both his “Compensation”, and his “Retirement Plan Compensation”, as defined under the SES-CAP) shall be deemed to include both his Base Salary when paid, and his Annual Bonus on the earlier of the date it is actually paid and the date it would have been paid in the absence of any elective deferral by the Executive, provided that the aggregate amount of salary and annual bonus deemed included for any full calendar year shall not exceed $3,500,000. With respect to the calendar year in which the Commencement Date occurs such amount shall be determined by multiplying $3,500,000 by the Yearly Proration Fraction.

(g)	Provided that the Executive is employed hereunder on December 31, 2013, (i) the Company shall pay $15,000 to the Executive in each succeeding January, commencing in January 2014, and ending with the payment made in January 2033, and (ii) the Company shall pay to the Executive within 30 days following termination of his employment hereunder a lump sum payment equal to $1,500,000 plus (if such employment ends after January 1, 2014) interest at a rate of 5% per annum from January 1, 2014 until the date of payment. The benefits provided under this Section 3(g) shall be in addition to any benefits to which the Executive becomes entitled under any current or future savings or retirement plan or arrangement of the Company or its Affiliates.

(h)	All payments due to the Executive under this Agreement shall be subject to withholding as required by law or as authorized by the Executive in writing.

(i)	It is the Parties’ intention that all payments, benefits and entitlements received by the Executive be provided in a manner that does not impose any additional taxes, interest or penalties on the Executive with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”). Each of the Parties has used, and will continue to use, its best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Parties agree to work together in good faith to amend this Agreement, and to structure any payment, benefit or other entitlement received by the Executive, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the extent practicable and maintaining the basic financial provisions of this Agreement. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

(j)	If any merger, consolidation, reorganization, recapitalization, spin-off, split-up, combination, exchange of securities, modification of securities, share split, reverse share split, share dividend, other distribution of securities or other property in respect of shares or other securities, or other change in corporate structure or capitalization affecting the rights or value of securities of any class that is to be subject to an SAR grant under Section 3(d), or an RSU grant under Section 3(e)(i) (but only to the extent that the 100,000 share cap applies), occurs (i) on or after the Signing Date and (ii) on or before the date that such grant is awarded, then appropriate adjustment(s) shall be made in the number and/or kind of securities to be subject to such grant, so as to avoid dilution or enlargement of the rights, economic opportunity and value intended to be represented by such grant.

(k)	The Committee, or the Company, shall structure and administer all awards to the Executive under Section 3(b), 3(c), 3(d) and 3(e) hereof in such a manner as to preserve deductibility under Section 162(m) of the Code, provided that the Executive’s rights hereunder are not adversely affected.
4.	Other Benefits. During the Term, the Executive shall be entitled to participate in all benefit and prerequisite plans, programs and arrangements of the Company and its Affiliates that are made available to senior executives of the Company generally, in each case on terms and conditions no less favorable to the Executive than those that apply to other senior executives of the Company generally. The Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions of such plan, program or arrangement that apply to senior executives of the Company generally. For each calendar year that commences or ends during the Term, the Executive shall be entitled to reimbursement for tax return preparation, and for not more than one personal club membership if used primarily for business purposes. During the Term, the Executive shall be entitled to use the Company aircraft for personal use consistent with the Company’s practice for its Chief Executive Officer as in effect on the Signing Date and for a maximum of sixty (60) hours per calendar year (pro-rated for partial years), with imputed taxable income to the Executive for such personal use of the Company aircraft. If the Company adopts a paid time off policy during the term that is applicable to the Executive, he shall be deemed to have twenty (20) years of service at the Company as of the Commencement Date for all purposes under such policy and shall be treated no less favorably under such policy than any other senior executive of the Company.

5.	Expense Reimbursement.
(a)	The Executive shall be entitled to prompt reimbursement by the Company for all reasonable and customary travel and other business expenses he incurs in connection with carrying out his duties under this Agreement, in accordance with the general travel and business reimbursement policies then applying to senior executives of the Company generally. The Executive shall report all such expenditures not less frequently than monthly, accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

(b)	As soon as practicable following the Commencement Date, the Company shall reimburse the Executive for all appropriately documented attorneys’ fees and other charges of counsel he incurred in entering into, and implementing, this Agreement, provided, however, that the amount reimbursed under this Section 5(b) shall not exceed $130,000.
6.	Termination of Employment

6.1	Death and Disability
(a)	In the event that the Executive’s employment hereunder terminates due to his death or Permanent Disability (as defined below), the Term shall expire, and he shall be entitled to the following:
(i)	Continued payment of the Base Salary, at the rate in effect as of the date his employment hereunder terminates (the “Termination Date”) and with payment at the times the Base Salary would have been paid in accordance with the Company’s normal payroll practices, for (x) in the case of termination due to death, ninety (90) days following the Termination Date or (y) in the case of termination due to Permanent Disability, through December 31, 2013 or, if the termination due to Permanent Disability is after December 31, 2013, through the end of the then scheduled Term; provided, however, that in the case of termination due to Permanent Disability, the Base Salary paid to the Executive for any month shall be offset by the amount of any gross periodic disability benefits (other than benefits attributable to his own unreimbursed contributions) that he receives during such month under any disability insurance plan or program of the Company or its Affiliates.

(ii)	A Pro-Rata Annual Bonus (as defined below), and a Pro-Rata Long Term Bonus (as defined below), for the calendar year of termination.

(iii)	Full vesting, as of the Termination Date, of all outstanding SARs, each such SAR to remain exercisable for at least the lesser of three years following the Termination Date and the remainder of its maximum stated term; full vesting, as of the Termination Date, of any outstanding RSU whose vesting is based solely on continued employment; full vesting of any outstanding RSU granted pursuant to Section 3(e)(ii) in the calendar year of termination or in the previous year, subject solely to satisfying the performance criteria governing such RSU; and full vesting, as of the Termination Date, of any other outstanding equity-based award (other than SARs and RSUs).

(iv)	In the event such termination of employment occurs prior to December 31, 2013, the payments described in Section 3(g)(i) and the lump sum payment described in Section 3(g)(ii), with the payments described in Section 3(g)(i) to be made at the times they would have been made if the Executive had been employed hereunder on December 31, 2013 and the lump sum payment described in Section 3(g)(ii) to be made within 30 days following the Termination Date.

(v)	The Executive and his dependents shall be entitled to continued participation for a period of thirty (30) months following the Termination Date (which shall be concurrent with any health care continuation benefits under COBRA), in all medical, dental, vision, prescription drug, hospitalization, life insurance, disability and other welfare benefit coverages and benefits in which they were participating as of such date, on terms and conditions that are no less favorable to them than those that applied as of such date.

(vi)	The benefits described in Section 6.6 below.
(b)	For purposes of this Agreement, the term “Permanent Disability” shall mean that the Executive has been unable, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for 180 days out of any 270 consecutive days.

(c)	For purposes of this Agreement, “Pro-Rata Annual Bonus,” when used in respect of a Performance Year, shall mean an amount equal to 1.2% of the sum of (x) the Company’s NOI for each full calendar quarter during such year that ends on or before the Termination Date plus (y) in the event that the Termination Date is not the last calendar day of a calendar quarter, a pro-rata portion of the Company’s NOI for the calendar quarter in which the Termination Date occurs, such pro-rata portion to be determined by multiplying the Company’s NOI for such quarter by the Quarterly Proration Fraction. The Committee may exercise negative discretion with respect to amounts in excess of the target Pro-Rata Annual Bonus amount, which amount shall be determined by multiplying $2,500,000 times the Yearly Proration Fraction. The maximum Pro-Rata Annual Bonus shall be determined by multiplying $4,000,000 by the Yearly Proration Fraction. Any Pro-Rata Annual Bonus shall be paid as promptly as reasonably practicable after the last day of the calendar quarter in which the Termination Date occurs, but in no event more than thirty (30) days after such last day.

(d)	For purposes of this Agreement, “Pro-Rata Long Term Bonus”, when used in respect of a calendar year, shall mean the amount obtained by multiplying (x) the sum of the Long Term Bonuses that the Executive would have received for such year with respect to each performance period that is then ongoing if he had remained employed hereunder through the end of such year (assuming for this purpose that his annualized Base Salary at the end of such year would have been equal to his annualized Base Salary as of the Termination Date) times (y) the Yearly Proration Fraction. Each of the prorated amounts that constitute the Pro-Rata Long Term Bonus shall be paid on the date that the corresponding Long Term Bonus would have been paid if the Executive’s employment hereunder had not terminated.
6.2	Termination for Cause by the Company.
(a)	The Company may terminate the Executive’s employment hereunder for Cause. Prior to any such termination of employment for Cause, the Company shall provide the Executive with written notice from the Company’s Board stating in reasonable detail the particular circumstances that constitute the grounds on which the termination for Cause is based (the “Cause Notice”). The Executive shall then be entitled to a hearing at a duly convened meeting of the Company’s Board, at which he may be accompanied by counsel of his choice, provided that he submits a request for a hearing within four (4) business days after he receives the Cause Notice. Within four (4) business days following such request the Board shall hold such hearing, which shall last no more than one (1) business day, and within four (4) business days following such hearing the Company’s Board shall give written notice to the Executive stating whether, in the judgment of at least two thirds of the members of the Company’s Board (other than the Executive), Cause for terminating his employment on the basis set forth in the original Cause Notice exists. Upon such notice from such Board, the Executive’s employment hereunder shall terminate for Cause, subject to de novo review of such Board’s determination, through arbitration in accordance with Section 24, if the Executive so chooses. For avoidance of doubt, the arbitrators shall have no right to order reinstatement of the Executive’s employment. The Company’s Board may suspend the Executive from his duties under this Agreement for up to 30 days following the delivery of any Cause Notice to the Executive, and no such suspension shall by itself constitute grounds for a Good Reason termination.

(b)	In the event that the Executive’s employment hereunder is terminated for Cause in accordance with Section 6.2(a), the Term shall expire and he shall be entitled only to the benefits described in Section 6.6 and, notwithstanding anything in this Agreement to the contrary, the Company shall have no further obligations under Section 19.

(c)	For purposes of this Agreement, “Cause” shall mean that: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony, (ii) the Executive engages in conduct that constitutes either (x) a material and willful breach of this Agreement, (y) willful, or reckless, material misconduct in the performance of the Executive’s duties under this Agreement, or (z) habitual neglect of the Executive’s material duties under this Agreement; provided, however, that: (x) in the case of clause (ii) only, such conduct has had a material adverse effect on the business or prospects of the CNA Companies and (y) for purposes of clauses (ii)(y) and (ii)(z), Cause shall not include any of the following: bad judgment, negligence, or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he is not legally entitled).
6.3	Termination by the Company Without Cause / Termination by the Executive for Good Reason.
(a)	In the event that the Executive’s employment hereunder is terminated during the Term (other than in accordance with Section 6.5) (x) by the Company other than for Permanent Disability in accordance with Section 6.1 or for Cause in accordance with Section 6.2 or (y) by the Executive with Good Reason in accordance with Section 6.3(b), the Term shall expire and he shall be entitled to the following (in lieu of separation payments under any other Company severance plan, policy or arrangement):

(i)	Separation payments at a rate of $312,500 per month, commencing with the month of termination, with such termination payments to be made in substantially equal installments, not less frequently than monthly, through December 31, 2013 (or, if Executive’s employment hereunder is terminated after December 31, 2013, through the end of the then scheduled Term); provided, however, that such payments shall be made for a period of no less than six (6) months following the Termination Date.

(ii)	The Executive and his dependents shall be entitled to continued participation, for a period of forty two (42) months following the Termination Date (which shall be concurrent with any health care continuation benefits under COBRA), in all medical, dental, vision, prescription drug, hospitalization, life insurance, disability and other welfare benefit coverages and benefits in which they were participating as of such date, on terms and conditions that are no less favorable to them than those that applied as of such date.

(iii)	The benefits described in Sections 6.1(a)(ii), 6.1(a)(iii), 6.1(a)(iv) and 6.6.
(b)	“Good Reason” shall mean the occurrence, at any time during the two (2) year period immediately prior to the Termination Date, of any of the following events, without the Executive’s prior written consent and without cure by the Company within thirty (30) days after the Executive gives notice of such event to the Company requesting cure, such notice to be given within ninety (90) days after the Executive learns that such event has occurred: (i) the assignment to the Executive of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Commencement Date, (ii) actions by the Company or its Affiliates that have resulted in a substantial diminution in his position, authority, duties or responsibilities as compared to his position, authority, duties or responsibilities at the Commencement Date; (iii) a substantial breach by the Company or any of its Affiliates of any material obligation to the Executive, under this Agreement or otherwise (e.g., a substantial failure to honor the terms of any material equity or long term incentive grant, or a material breach of Section 3(a), 3(b), 3(c), 3(d) or 3(e)); (iv) the Company requiring the Executive to be based at any office or location that is more than 50 miles from the Company’s headquarters in Chicago, Illinois, as of the Signing Date; (v) any failure to elect or appoint the Executive as a member of the Company’s Board, Chairman of such

Board, and Chief Executive Officer of the Company, as of the Commencement Date, or to maintain him in such positions throughout the Term (provided, however, that the Executive need not be elected as, or maintained as, Chairman of the Company’s Board to the extent that doing so would be a violation of applicable law, or of applicable rules of the New York Stock Exchange or other self-regulatory organization to whose rules the Company is subject, and would result in material harm to the Company); or (vi) any failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction.

(c)	Upon termination of his employment hereunder in a termination governed by this Section 6.3, the Executive shall be entitled to the benefits described in Section 6.3(a), but only if, except in the case of benefits described in Section 6.6, he executes, and delivers to the Company within 21 days after the Termination Date (or such longer period as may reasonably be necessary if the Executive dies or becomes incapacitated, or if the Company has claimed that the termination is for Cause), a Release substantially in the form attached hereto as Exhibit A, which Release he does not revoke during the “Revocation Period” as defined in such Release.

(d)	For all purposes of this Agreement, if an Executive Presentment takes place on the Commencement Date, or within 15 days following the Commencement Date in the event of extraordinary circumstances, the failure by the Company to employ the Executive on or within 15 days following the Executive Presentment shall be treated as if the Executive had become employed hereunder on the date of the Executive Presentment and had been terminated 15 days later in a termination of employment to which Section 6.3(a) applies. Notwithstanding the foregoing and anything to the contrary in Section 1, if an Executive Presentment does not occur on June 8, 2009 (or such other date as the Parties may agree upon in writing in accordance with Section 1), then the Commencement Date shall be the date on which the Executive Presentment occurs. For purposes of this Agreement, an “Executive Presentment” shall be deemed to have occurred if (i) the Executive presents himself at the Company’s headquarters prepared to commence employment and perform his duties hereunder, (ii) the Executive is not subject to any injunction preventing him from performing his duties hereunder on the date that he presents himself, and (iii) the Executive has neither been convicted of, nor plead guilty to, any felony.

6.4	Voluntary Resignation by the Executive; Failure of Executive Presentment.
(a)	In the event that the Executive terminates his employment hereunder prior to the then-scheduled expiration of the Term on his own initiative, other than in a termination governed by Section 6.1 or 6.3, the Term shall expire and he shall be entitled only to the benefits described in Section 6.6 and, notwithstanding anything in this Agreement to the contrary, the Company shall have no further obligations under Section 19. A voluntary termination under this Section 6.4 shall not be deemed a breach of this Agreement. Promptly following any termination of the Executive’s employment that is governed by this Section 6.4(a), the Company shall represent that none of the events described in clauses (i) through (vi) of Section 6.3(b) have occurred.

(b)	If the Executive terminates his employment hereunder, in a termination governed by Section 6.4(a), at any time prior to the first anniversary of the Commencement Date, the Executive shall be required to promptly repay, on an after-tax basis, (i) all amounts previously paid by the Company to Executive pursuant to Section 2(c) or Section 5(b) and (ii) all amounts that the Company previously advanced pursuant to Section 19.

(c)	In the event that an Executive Presentment does not occur in accordance with Section 6.3(d), then (i) the Term shall not commence, (ii) the Executive shall not be entitled to any of the benefits described in Section 6.6, (iii) the Company shall have no further obligations under Section 19, and (iv) Executive shall be required to promptly repay, on an after-tax basis, (x) all amounts previously paid by the Company to Executive pursuant to Section 2(c) or Section 5(b) and (y) all amounts that the Company previously advanced pursuant to Section 19.
6.5	Expiration of Term. Upon the expiration of the Term on December 31, 2013 (or on such later expiration date as the Parties may have agreed upon in accordance with Section 1), the Executive’s employment with the Company hereunder shall terminate and the Executive shall be entitled to the benefits described in Sections 6.1(a)(ii) (but only if the Parties extend the Term beyond December 31, 2013 in accordance with Section 1), 6.1(a)(iii), 6.1(a)(iv) and 6.6.

6.6	Any Termination of Employment.
(a)	Upon any termination of the Executive’s employment hereunder, he shall be entitled to:
(i)	Unpaid Base Salary through the Termination Date.

(ii)	The balance of any unpaid Annual Bonus in respect of any Performance Year that ended on or before the Termination Date, and the balance of any unpaid Long Term Bonus with respect to any Covered Year that ended on or before the Termination Date, in each case paid on the date that it would have been paid if the Executive’s employment hereunder had not terminated (or, if such date has already passed, as soon as practicable following the Termination Date).

(iii)	The right to exercise his vested SARs for at least the lesser of 90 days following the Termination Date and the balance of their maximum stated term.

(iv)	Other or additional benefits in accordance with the then applicable terms of any applicable Company Arrangement, including, without limitation, Sections 3, 4, 5, 18, 19, 24 and 25 of this Agreement, and any equity award grant or agreement, provided that this shall not result in a duplication of benefits or payments to the Executive or his beneficiaries, as the case may be.
(b)	For purposes of this Agreement, “Company Arrangement” shall mean any plan, program, corporate governance document, policy, agreement or other arrangement of the Company or any of its Affiliates.

(c)	Upon any termination of his employment hereunder, the Executive shall be deemed to have resigned from all offices, and Board memberships, that he holds pursuant to this Agreement, and the Executive agrees to promptly execute any documents reasonably requested by the Company to evidence or effectuate such resignation.

(d)	Upon any termination of employment hereunder, Executive shall continue to be bound by the covenants set forth herein at Sections 7 through 15 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.
6.7	No Mitigation; No Offset. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company or its Affiliates under this Agreement or otherwise, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise on account of (x) any Claim that the Company or any of its Affiliates may have against him or (y) any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due under this Section 6 are considered to be reasonable by the Company and are not in the nature of a penalty.

6.8	Section 409A. Notwithstanding any provision to the contrary in this Agreement or otherwise, no payment or distribution under this Agreement or otherwise that constitutes an item of “deferred compensation” under Section 409A and becomes payable by reason of the termination of the Executive’s employment hereunder shall be made to the Executive unless the termination of the Executive’s employment constitutes a “separation from service” (as such term is defined in Section 409A). In addition, no such payment or distribution of deferred compensation shall be made to the Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Section 409A), or (b) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A and if such delayed commencement is otherwise required to avoid “additional tax” under Section 409A(a)(2) of the Code. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to the Executive in a lump sum upon expiration of such six (6) month period (or if earlier upon the Executive’s death), together with accrued interest for the period of delay at the rate of 5% per annum. Any separate payment or benefit under this Agreement or otherwise shall not be “deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation 1.409A-1(b)(4) and (b)(9) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6. Each individual installment payment that becomes payable under this Agreement, and each payment of Base Salary after a Termination Date, shall be a “separate payment” under Section 409A. The payment or reimbursement of any expense under this Agreement in one of the Executive’s taxable years shall not affect the payment or reimbursement of any expense in any other taxable year of the Executive. Any payment or reimbursement for expenses under this Agreement shall in any event be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and any such payment or reimbursement may not be liquidated or exchanged for any other benefit.

7.	Confidentiality.

(a)	The Executive agrees that, during the Term and at all times thereafter, he shall not reveal or utilize Confidential Information (as defined in this Agreement) that he acquired during the course of or as a result of his employment with the Company and that relates to (x) the CNA Companies and any of their Affiliates or (y) the CNA Companies’ customers, employees, agents, brokers and vendors. The Executive acknowledges that all such Confidential Information is commercially valuable and is the property of the CNA Companies. Upon the termination of his employment hereunder, the Executive shall return all such Confidential Information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding anything elsewhere to the contrary (including, without limitation, in Exhibit B), the Executive (a) may disclose Confidential Information (i) to the Company and its Affiliates, or to any authorized (or apparently authorized) agent or representative of any of them, (ii) in confidence to any attorney or accountant actually retained by Executive for the purpose of securing professional advice (but not the Company’s privileged information), or (iii) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other Person with jurisdiction to order him to divulge, disclose or make accessible such information, and (b) may disclose or use Confidential Information (i) with the Company’s prior written consent, (ii) in connection with performing his duties hereunder or (iii) in connection with any Proceeding under Section 15 or 24. In the event that the Executive is required to disclose any Confidential Information pursuant to clause (a)(iii) or (b)(iii)of the immediately preceding sentence, he shall (A) promptly give the Company advance notice that such disclosure may be made and (B) not oppose and affirmatively cooperate with the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information. (a) For purposes of this Agreement “Confidential Information” shall mean information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property and including, without limitation, information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, legal matters, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees), other than information, knowledge or data that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive’s breach of this Section 7, or (y) is known or generally available to the public or within any trade or industry of the Company or any of its Affiliates.

(b)	The Executive agrees to execute, as of the Commencement Date, a Confidentiality, Computer Responsibility and Professional Certification Agreement in the form attached hereto as Exhibit B; provided, however, that the Executive’s obligation to maintain confidentiality and return Company property will be governed by Section 7(a) and Section 12 of this Agreement, respectively. The Company shall supply to the Executive, no later than twenty-one (21) days prior to the Commencement Date, a copy of any additional document that he will be requested to sign, acknowledge, or otherwise accept, in connection with commencing employment hereunder.

8.	Competition. The Executive hereby agrees that, during the Term and for 24 months thereafter, he will not, directly or indirectly, perform services for, or otherwise have any involvement with (other than in connection with performing services hereunder), in each case, whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise, any Person that competes (whether directly or indirectly) with the Company or its Affiliates in the Business in the United States, Europe, Canada, Argentina or any other country in which any of the CNA Companies is conducting business as of the Termination Date (any such Person, a “Competitor”); provided, however, that the Executive may in any event (x) own up to a 5% passive ownership interest in any public or private entity and (y) be employed by, or otherwise have material association with, any business that competes materially with the Company or its Affiliates in the Business if his employment or association is with a separately managed and operated division or Affiliate of such business that does not compete with the Company or its Affiliates in the Business and he has no business communication relating to the Business with employees of any division or Affiliate of such business that does compete with the Company or its Affiliates in the Business. For purposes of this Agreement, the term “Business” shall mean (a) any line of commercial property and casualty insurance or (b) any other revenue producing activity in which the Company or its Affiliates are involved as of the Termination Date; provided, however, that such other revenue producing activity constitutes at least 2.5% of the Company’s consolidated revenue in the year of, or the year immediately prior to, the Executive’s termination of employment. Upon the written request of the Executive, the Board will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 9; provided that the Board may require the Executive to provide such information as the Board determines to be necessary to make such determination; and provided, further that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Board may determine.

9.	Solicitation. The Executive agrees that, during the Term and for 36 months thereafter, he will not, directly or indirectly, solicit any individual (other than his own personal assistant) who is then an employee of the Company or any of its Affiliates to terminate such employee’s employment with the Company or its Affiliates or to accept employment elsewhere, other than in connection with terminating, or altering, the employment of such employee in connection with performing services hereunder.

10.	Non-interference. The Executive agrees that, during the Term and for 36 months thereafter, he will not, directly or indirectly, other than in connection with performing services hereunder and in the interest of the Company, solicit any Person that to his knowledge had a business relationship with the Company or its Affiliates at any time during the Term to terminate, or reduce, any such business relationship.

11.	Assistance with Claims. The Executive agrees that, during the Term and for a reasonable period thereafter, and for no less than 36 months thereafter, he will make himself available, on reasonable request, to assist the Company or any of its Affiliates in the prosecution or defense of any Claim that may be made or threatened by or against the Company or any of its Affiliates, and that relates to events, acts or omissions occurring during the Term, by meeting with representatives of the Company (including attorneys) and providing truthful and accurate information; provided, however, that he shall in no event be required to (i) waive any constitutional rights or privileges, (ii) cooperate in connection with a Claim brought by the Company against the Executive or a Claim brought by the Executive against the Company, or (iii) disclose confidential information of any third party which Executive is legally bound to maintain as confidential. The Executive agrees, unless precluded by law or, in the case of requests from governmental and quasi-governmental entities, reasonably advised to proceed otherwise by counsel, to promptly inform the Company in advance if he is requested (i) to testify or otherwise become involved in connection with any Claim against the interests of the Company or any of its Affiliates or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any of its Affiliates, whether or not a lawsuit has been filed against the Company or any of its Affiliates relating thereto. The Company agrees to promptly reimburse the Executive for any expenses he reasonably incurs in connection with his obligations under this Section 11, including, without limitation, transportation (and, for this purpose, the Executive shall be permitted to travel via Company aircraft if it is available, at no charge to the Executive), lodging, meal expenses, and attorney’s fees (and other charges of counsel). The Company agrees to make all reasonable efforts to minimize any inconvenience to the Executive that may be created by his obligations under this Section 11. Nothing in this Agreement or elsewhere is intended or shall be construed to prevent the Executive from cooperating fully with any governmental investigation or review. For purposes of this Agreement, “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

12.	Return of Materials. The Executive shall, at any time upon the request of a duly authorized officer of the Company, and in any event promptly following the Termination Date, return and surrender to the Company all property of the Company, including but not limited to originals and all copies, regardless of medium, of property belonging to the Company created or obtained by the Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information; provided, however, that the Executive shall be under no obligation to return written materials acquired from third parties that are generally available to the public. Notwithstanding anything to the contrary in this Agreement or elsewhere (including, without limitation, Exhibit B), the Executive shall be entitled to retain: (i) his home computer, (ii) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books (including information on personal and professional contacts in whatever form maintained), (iii) information relating to his compensation or to reimbursement of expenses, (iv) information that he reasonably believes may be needed for tax purposes, and (v) any other documents or information that relate to his personal entitlements or obligations.

13.	Non-Disparagement. The Executive agrees that he shall not make any public statement at any time after the Term that disparages the CNA Companies, or any of their officers or directors. The Company shall instruct its directors and officers not to make any public statement at any time after the Term that disparages the Executive. Notwithstanding the foregoing, nothing in this Agreement or elsewhere shall prevent any Person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (y) reasonably necessary in connection with any litigation, arbitration or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such Person to disclose or make accessible such information.

14.	Scope of Covenants.
(a)	The Executive acknowledges that: (i) as a senior executive of the Company, he will have access to confidential information concerning the entire range of businesses in which the CNA Companies were and are engaged; (ii) that the CNA Companies’ businesses are conducted world-wide; and (iii) that the CNA Companies’ confidential information, if disclosed or utilized without its authorization, would irreparably harm the CNA Companies in: (1) obtaining renewals of existing customers; (2) selling new business; (3) maintaining and establishing existing and new relationships with employees, agents, brokers and vendors; and (4) other ways arising out of the conduct of the businesses in which the CNA Companies are engaged.

(b)	To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (i) the scope of this Agreement be world-wide; (ii) its breadth include those segments of the entire insurance industry in which the CNA Companies conduct business; and (iii) the duration of the restrictions upon the Executive be as indicated herein.

(c)	The Executive acknowledges that the CNA Companies’ customer, employee and business relationships are long-standing, indeed, near permanent, and therefore are of great value to the CNA Companies. The Executive agrees that the provisions of Sections 7, 8, 9, 10, 12 and 13 of this Agreement, and the Company’s enforcement of them, are reasonably necessary to protect the CNA Companies’ legitimate business and property interests and relationships, especially those that he was responsible for developing or maintaining.

(d)	The Company shall not condition any compensation or other benefits provided under this Agreement on covenants that are more restrictive than those set forth in this Agreement.

(e)	If any one or more of the provisions contained in Sections 7, 8, 9, 10, 11, 12 or 13 shall be held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

15.	Equitable Relief. Each Party agrees that any actual or threatened breach of the covenants set forth in Sections 7, 8, 9, 10, 12 or 13 above could cause the other Party irreparable harm. Therefore, in the event of any actual or threatened breach by either Party (the “Breaching Party”) of the provisions of Section 7, 8, 9, 10, 12 or 13 above, the other Party shall be entitled to seek, through arbitration in accordance with Section 24 or from any court with jurisdiction over the matter and the defendant(s), temporary, preliminary and/or permanent equitable/injunctive relief restraining the Breaching Party from violating such provisions and to seek, in addition, but solely through arbitration in accordance with Section 24, money damages, together with any and all other remedies available under applicable law.

16.	Change in Control. Upon the occurrence of any Change in Control, any unvested SARs and any earned but unvested RSUs held by the Executive shall become fully vested (i.e., non-forfeitable), and any SARs that are or become vested shall become exercisable. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” or “group”, other than Loews Corporation and its Affiliates, is or becomes the “beneficial owner”, as such terms are used as of the Signing Date in Rule 13d-3 promulgated under the 1934 Act, of a percentage of the Voting Stock of the Company (measured either by number of securities or by number of votes entitled to be cast) that is greater than both (x) the percentage of the Voting Stock of the Company (thus measured) then held by Loews Corporation and its Affiliates and (y) 20%; (ii) the Company combines with another entity and is not the surviving entity; or (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions, unless the holders of Voting Stock of the Company immediately prior to such combination, transaction or series of transactions (collectively, a “Triggering Event”) own, directly or indirectly, by reason of their ownership of Voting Stock of the Company immediately prior to such Triggering Event, a majority of the Voting Stock (measured both by number of securities and by voting power) of the entity, if any, that succeeds to all or substantially all of the assets and business of the Company. For purposes of this Agreement, “Voting Stock” shall mean issued and outstanding capital stock or other securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, in the case of a corporation, the directors of such corporation and, in the case of other entities, the corresponding governing person or body; and “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

17.	Representations.
(a)	The Executive represents and warrants to the Company that he (i) has the legal right to enter into this Agreement and to perform all of the obligations to be performed by him hereunder in accordance with its terms, (ii) is not a party to any agreement or understanding, written or oral, that would prevent him from entering into this Agreement or performing his obligations under it, and (iii) has not materially breached any of his fiduciary duties to his current employer or its Affiliates. The Executive represents and warrants to the Company that he is not a party to any non-compete or non-solicitation obligations with any Person, including his current employer, or its Affiliates, other than the “Restrictive Covenants” and obligations that have now expired. For purposes of this Agreement, “Restrictive Covenants” means the Executive’s non-compete, non-solicit and other obligations to his current employer and its Affiliates, including any restrictions on his activities violation of which could lead to loss of benefits, as provided in (x) the Restricted Stock Unit Agreements between the Executive and his current employer, dated March 3, 2005 (as amended), March 2, 2006, March 1, 2007, and March 12, 2008, and (y) the Performance Share Award Agreements between the Executive and his current employer, dated March 3, 2005 (as amended), March 2, 2006 (as amended), March 1, 2007, and March 12, 2008.

(b)	The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree, or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c)	The Parties agree that there will be no contact prior to the Commencement Date between the Parties that violates the Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, the Executive agrees that he will not at any time violate the Restrictive Covenants or his fiduciary or other obligations to his current employer and its Affiliates and that he will not become a party to any agreement or understanding, written or oral, that would prevent him from entering into this Agreement or performing his obligations under it. The Executive agrees that if the Executive’s non-compete and non-solicit obligations under the Restrictive Covenants should expire earlier than the date set forth in the Restrictive Covenants (as in effect on the Signing Date), he will promptly inform the Company and he will cooperate with the Company to determine an earlier Commencement Date that is mutually agreeable to the Parties.
18.	Indemnification, Advancement of Expenses, D&O Insurance.
(a)	If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates, or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all reasonable and appropriately documented costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges that are reasonably incurred, judgments, interest, expenses of investigation that are reasonably incurred, penalties, fines, ERISA excise taxes or penalties and reasonable amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all appropriately documented costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by him in connection with any such Proceeding or Claim, any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amounts advanced to the extent that he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement or elsewhere shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Proceeding” shall mean any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(b)	Neither (i) the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 18(a) that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor (ii) a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c)	A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and for six years thereafter, to the extent that such coverage is then provided to any other current or former director or executive officer of the Company, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.
19.	Current Employer Disputes. The Executive shall be entitled to prompt advancement of, and indemnification against, any and all appropriately documented costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by him in connection with any Proceeding or Claim (a “Covered Dispute”) that alleges or otherwise involves, as a material issue in such Covered Dispute, any Claim that the Executive breached any of the Restrictive Covenants or breached any of his fiduciary obligations to his current employer or its Affiliates, in each case resulting from his employment or services hereunder, or his agreement to become employed hereunder, or activities, if any, taken prior to the Commencement Date at the express request of the Company, any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. To the extent that the Executive’s current employer (or its Affiliates, if applicable) substantially and finally prevails with respect to any such Covered Dispute, the Executive shall promptly repay any amounts advanced under this Section 19 with respect to such Covered Dispute. For avoidance of doubt, the Company shall not be required to indemnify the Executive against any final judgment obtained by his current employer or any of its Affiliates with respect to any Covered Dispute in respect of which it has advanced expenses under this Section 19. The Executive shall have the right to counsel of his choice in connection with any Covered Dispute, subject to the Company’s consent (which shall not be unreasonably withheld or delayed). The Company shall have the right to resolve any Covered Dispute with respect to which it has advanced legal fees or expenses under this Section 19, provided, however, that the Executive’s rights and interests are not adversely affected by any such resolution.

20.	Severability. Each of the terms and provisions of this Agreement shall be deemed severable in whole and in part. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

21.	Assignment.
(a)	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

(b)	No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement.

(c)	No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. In the event that Executive dies before all payments he may be entitled to have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.
22.	Miscellaneous.
(a)	This Agreement shall be governed, interpreted, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware (without regard to choice of law or conflict of laws principles), to the extent not displaced by federal law.

(b)	Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, with respect to such subject matter.

(c)	No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized officer of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived. In the event of any conflict between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(d)	Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties (including, without limitation, those set forth in Sections 6 through 19 above and Sections 23 through 25 below) shall survive any termination of the Executive’s employment hereunder.

(e)	All numbers and headings contained in this Agreement are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained in this Agreement.
23.	Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 23) or (z) on the first business day after it is sent by facsimile to the facsimile number (if any) set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 23), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 23.
If to the Company:
CNA Financial Corporation
CNA Center
Chicago, IL 60685
Attn: Corporate Secretary
Fax: 312-817-0511
If to the Executive:
The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term) at his office in Chicago, and a copy to:
Morrison Cohen LLP.
909 Third Avenue
New York, NY 10022
Attn: Robert M. Sedgwick
Fax: 212-735-8708

If to beneficiary of the Executive:
The address most recently specified by the Executive or beneficiary.
24.	Arbitration of All Disputes. Any Claim between the Executive and the Company or any of its Affiliates, including any Claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company or any of its Affiliates, the Executive’s employment with the Company, or any termination thereof (a “Covered Claim”) shall (except to the extent otherwise provided in Section 15 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Chicago, Illinois, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 24. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall advance to (or for the benefit of) the Executive (or his beneficiaries, as applicable), promptly upon written request, any appropriately documented costs or expenses (including, without limitation, attorneys’ fees and other charges of counsel) reasonably incurred by the Executive or his beneficiaries in connection with any Covered Claim, subject to prompt repayment to the extent that the Company (and its Affiliates, as applicable) are determined to have substantially prevailed with respect to such Covered Claim.

25.	Section 280G Gross-Up. In the event that any payment or benefit made or provided to or for the benefit of the Executive under this Agreement, or under any plan, agreement, program or arrangement of the Company, of any Person effecting a change in control of the Company, or any Affiliates of any of the foregoing (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code, or any comparable state or local tax provision, the Company shall pay to the Executive at or prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes payable by the Executive thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to the Excise Tax and, if so, the amount to be paid by the Company to the Executive and the time of payment pursuant to this Section 25 shall be made by an independent, nationally recognized United States public accounting firm (the “Auditor”) assuming in all cases taxation at the highest applicable marginal rates. The Auditor shall be selected by the Company (subject to the Executive’s approval, which shall not be unreasonably withheld or delayed), and shall be paid for by the Company. The Parties shall cooperate with each other in connection with any Proceeding or Claim relating to the existence or amount of any liability for any Excise Tax. The Company shall have the right to control the conduct of and to resolve and compromise any Claim or Proceeding subject to the remainder of this Section 25, and provided the Executive’s rights and interests are not adversely affected by any such resolution or compromise. All appropriately documented expenses relating to any such Proceeding or Claim (including any attorneys’ fees and other expenses associated therewith) reasonably incurred by the Executive shall be paid by the Company promptly upon demand by the Executive, and any such payment shall be grossed up for all taxes (assuming taxation at the highest applicable marginal rates) in the event that the Executive is subject to any income tax, employment tax or Excise Tax on it. All payments under this Section 25 shall be made within the time periods required by Treasury Regulation § 1.409A-3(i)(1)(v).
[Remainder of the page intentionally left blank.]

26.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Signing Date.

CNA FINANCIAL CORPORATION

By:	/s/ Jonathan D. Kantor
Name: Jonathan D. Kantor
Title: Executive Vice-President

THOMAS F. MOTAMED

/s/ Thomas F. Motamed

EXHIBIT A
FORM OF RELEASE
          THIS RELEASE OF CLAIMS (this “Release”) is entered into as of                      [the date the Executive signs this Release following a termination without Cause or a resignation for Good Reason] (the “Release Date”), by and between Thomas F. Motamed (the “Executive”) and CNA Financial Corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement by and between the Company and the Executive, dated as of May 22, 2008 (the “Employment Agreement”).
          1. Release.
               (a) The Executive, on behalf of himself and his beneficiaries, estate and legal representatives (collectively, with the Executive, the “Executive Releasors”) hereby releases, acquits and forever discharges the Company, its Affiliates, and each of their respective successors, assigns, officers, directors, and employees (collectively, the “Company Released Parties”) from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Executive Releasor may have, or may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Release Date, and that arise out of or relate to the Executive’s employment with or services for the Company or its Affiliates, or the termination of such employment or services, other than claims arising under or preserved by Section 6 of the Employment Agreement.
               (b) The claims released by the Executive include, to the extent set forth in Section 1(a), any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or U.S. federal, state or local laws of any type or description regarding employment, including but not limited to any claims in any way arising from or derivative of the Executive’s employment with the Company or any of its Affiliates or the termination of such employment, as well as any claims under state contract or tort law or otherwise.
               2. Representation by the Executive. The Executive represents that he has not been convicted of, or pleaded guilty to or nolo contendere to, any felony and has not engaged in conduct that constitutes Cause under the Employment Agreement.
               3. Incorporation of Specific Provisions. The following Sections of the Employment Agreement shall be deemed incorporated by reference in this Release and shall be treated as if set forth in full herein, except that references in them to this “Agreement” shall be deemed to be references to this “Release”: Sections 17(b), 20, 21(a), 21(c) (last sentence only), 22(a), 22(b), 22(c), 22(e), 23, 24, and 26.
               4. Review and Revocation Period. The Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. The Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. The Executive further represents that he has had 21 days to review this Release. If the Executive has executed this Release in fewer than 21 days after its delivery, the Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary. The Executive may revoke his acceptance of this Release within seven days after he has signed it and delivered it to the Company (the “Revocation Period”) by sending written notice to the Company that the Executive wishes to revoke his acceptance of it and not be bound by it. If the Executive timely revokes this Release, the Company shall have no obligation to provide to the Executive the benefits described in Sections 6.3(a)(i) and 6.3(a)(ii) of the Employment Agreement. This Release shall become effective on the seventh (7th) day after the Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence. This Release shall be null and void if not countersigned by the Company, and delivered to the Executive, within seven (7) days after the expiration of the Revocation Period.
               IN WITNESS WHEREOF, the Parties have executed this Release as of the date and year first above written.

THOMAS F. MOTAMED

Date:

EXHIBIT B
CONFIDENTIALITY, COMPUTER RESPONSIBILITY AND
PROFESSIONAL CERTIFICATION AGREEMENT
To protect the confidentiality of company information and the integrity of CNA’s business relationships, employees are required to comply with the following company policies concerning:
•	Confidentiality

•	Computer Responsibility

•	Professional Conduct
CNA employees (collectively referred to as “CNA personnel” or “CNA”) are required to read and comply with this Agreement. CNA reserves the right to add or change the requirements contained in this Agreement.
I. CONFIDENTIALITY AGREEMENT
Background

Confidentiality is an extremely serious concern in today’s world because of the increasingly high value firms place on information and its critical importance to their competitive survival.
Agreement

I understand that during my employment with Continental Casualty Company I will have access to information from Continental Casualty Company, Continental Corporation, CNA Financial Corporation and their subsidiaries, affiliates, agents, policyholders, claimants, suppliers, vendors, licensers, any or all of which are referred to in the Agreement as “CNA.” I also understand that this information, whether technical or non-technical, is commercially valuable. It is referred to in the Agreement as “Confidential Information.”
Examples of Confidential Information include, but are not limited to all of the types of Confidential Information which I may develop or to which I may have access:
•	Information of a business nature, such as marketing, underwriting, employee and customer data, sales and lists of customers, including future developments and planning concerning them.

•	Computer/software programs and associated documentation and material which are proprietary to CNA or to which CNA is under an obligation to prevent disclosure.

•	Information from CNA customers, vendors or suppliers which is confidential, proprietary or copyrighted.

I hereby agree that:
1.	The Confidential Information shall remain the sole and exclusive property of CNA and I shall regard it as confidential and secret information.

2.	The Confidential Information is property to be considered to be the trade secrets of CNA because it involves processes and compilations of information which are secret, confidential and are not generally known to the public and which are the product of expenditures of time, effort, money and/or creative skills of CNA.

3.	The Confidential Information is furnished to me during my employment on a confidential and secret basis for the sole and exclusive use in pursuing my employment duties at CNA.

4.	I will not, during or after my employment with CNA, publish, disclose or otherwise divulge the Confidential Information to any person not specifically authorized by CNA to receive such information.

5.	I will not copy any Confidential Information for any purpose except with the express consent of a CNA official or the express written authorization of the third party owner.

6.	Upon termination of my employment at CNA, or at any other time at CNA’s request, I agree to return promptly to CNA all Confidential Information, including, but not limited to all manuals, letters, notes, notebooks, reports, formulae, computer programs, and associated documentation and material, memoranda, customer lists and all other materials and all copies of them relating in any way to CNA’s business, which in any way were obtained by me during my employment with CNA which are in my possession or under my control. I further agree that I will not make or retain copies of any of the above mentioned information and will so represent to CNA upon termination of my employment.

7.	I acknowledge that CNA would suffer irreparable harm for which both preliminary and final injunctive relief would be an appropriate remedy in addition to such other relief to which CNA may also be entitled.

8.	I acknowledge and agree that CNA employees in violation of this Agreement shall be liable for the costs of CNA’s efforts to enforce it, including reasonable attorney’s fees.
The Confidentiality Agreement will continue to be in effect after termination of my employment at CNA. If any provision of this Agreement is declared invalid or unenforceable with respect to a particular occurrence or circumstance or otherwise, that will not affect the validity and enforceability or applicability of any other provision of the Agreement.

II. COMPUTER USER STATEMENT OF RESPONSIBILITY
Background
The information you will have access to in your employment or association with CNA is often protected by contract or Federal Law. CNA’s obligations are equally applicable to its employees. There are often significant penalties for disclosing protected information to parties not authorized in formal agreements to receive it. CNA takes its legal and contractual obligations to assure the confidentiality of all such protected information with the utmost seriousness. As an employee of CNA, you need to treat information with the same care and confidentiality that CNA, as a corporation, is bound by its formal contracts to employ.
Policy
CNA’s computers and communications resources, and all related computer programs and their products, may be used only for the purposes authorized and specified by CNA. Appropriate steps should be taken to see that these resources are protected from accidents, tampering and unauthorized use or modification. Questions regarding the appropriateness of planned usage of communications resources should be directed to CNA management or Information Security Services (e-mail address, IT Security Policy Support).
Computer Password Confidentiality
Computer passwords are confidential. If accidentally revealed, passwords should be changed immediately. CNA personnel are responsible for any actions taken by persons using their passwords.
CNA personnel must comply with all password standards including those covering structure and change frequency. Any possible or actual violation of data security or Systems Security Policy and Standards that you witness or become aware of must be reported immediately to management or Information Security Services (e-mail address, IT Security Policy Support).
Information stored on computer or removable media must be protected to prevent unauthorized access to or disclosure of that information. The appropriate level of information protection will vary by business organization. CNA personnel who have questions or who have not received specific instructions concerning these requirements should contact their manager or Information Security Services (e-mail address, IT Security Policy Support).
The Copyright Act
The Copyright Act is a Federal Law. It gives copyright owners of original works the exclusive right to and control of the copying, distribution and display of their copyrighted works as well as to the preparation of any derivative works. It is illegal to violate these rights.

It is CNA policy to comply fully with the Copyright Act. CNA employees who violate the copyright or third party license restrictions in the course of their employment shall be subject to termination or other disciplinary action.
Any questions related to copyright or CNA’s policy regarding copyright should be directed to the Corporate Law Department.
Software
CNA software purchased or developed for use in connection with computers is proprietary and may not be copied without the owner’s permission. Each piece of software that CNA has purchased is covered by a written agreement with specific terms and conditions that address the confidentiality of the software. All terms and conditions, including copyright and liability notices and back up procedures that may apply to a software package must be followed. Any questions about the terms of the contract governing software you use should be directed to your manager or Systems Security.
CNA licensed software and services are not owned by CNA and may not be reproduced unless authorized by the software developer or vendor. CNA personnel or their agents discovered making, acquiring, or using unauthorized copies of computer software or documentation will be subject to disciplinary action or termination, as appropriate.
Introducing unauthorized software or utilities on CNA systems, adding software that is personally purchased or developed for non-CNA business to CNA storage devices, or executing this software on CNA computers is a violation of this policy.
Use of Information and Materials Obtained from On-line Services, Subscription Services, Electronic Bulletin Boards and the Internet
Copyrighted programs, documentation, images, text or music are protected by copyright law. Federal law protects processes and formulas embedded in programs. Downloading of copyrighted files, including e-mail, file transfer protocol and all network downloads is illegal. To prevent viruses, unauthorized downloading is prohibited. Authorized downloading requires controlled virus scans of the files and receiving volume, drive and directory members.
Use of information or materials obtained from an on-line service, subscription service or electronic bulletin board must comply with any requirements specified in the applicable license or copyright restrictions. These requirements often include limiting the number of copies made, deleting electronic copies from the user’s hard drive after a set period of time, prohibiting use of all or any part of the information or materials in another document and paying royalties.
Before including written materials obtained from any on-line service, subscription service or electronic bulletin board in a CNA publication, memorandum, software system or distributing the materials in any way to other CNA employees or third parties, care should be taken to make certain that CNA has appropriate authorization for such use. Contact your manager or Vendor Contract Administration if you need assistance interpreting a license agreement.
Authorization should not be assumed from the absence of any prohibition. Particular care should be taken for materials intended for broad publication or distribution.
Sharing of CNA Information and Materials
This section applies to all reports, documents, computer software, data and all other materials owned by or licensed to CNA (the “Proprietary Information”), and is in addition to the provisions of the Confidentiality agreement set forth on pages 1 and 2. Any works created by CNA employees in the course of their employment are owned by CNA.
In general, Proprietary Information should not be distributed to third parties. Because the Internet is neither private nor secure, every user is responsible for protecting the integrity of company information and resources. Proprietary, private or confidential corporate information, data or programs may not be exported or copied through the Internet. In general, CNA or third-party proprietary information should not be distributed to an electronic bulletin board unless such distribution furthers a clear business objective.
If Proprietary Information is transmitted, the user must determine whether the information is owned by CNA or licensed from a third party. If it is owned by CNA, then a proprietary rights notice should be included. The following are acceptable proprietary rights notices:
-”Copyright 199___CNA Financial Corporation and its subsidiaries and affiliates”
-”All rights reserved to CNA Financial Corporation and its subsidiaries and affiliates”
If the Proprietary Information is licensed by CNA from third parties, care should be taken to confirm that the proposed use and disclosure of that information is permitted under the applicable license agreement. Contact your manager or Vendor Contract Administration if you need assistance interpreting a license agreement.
As representatives of CNA, all personnel have a responsibility to conduct themselves in a businesslike manner, honoring all network rules, including, but not limited to:
-Avoiding defamatory or obscene language.
-Respecting the privacy rights of others.
-Refraining from mischievous or criminal conduct while on the Internet.

Failure to comply with the Agreements stated in this policy represents a violation of CNA Information Systems Security Policy and Standards and may be grounds for disciplinary action or termination.
III. COMMITMENT TO PROFESSIONAL CONDUCT
Background
One of the obligations of all CNA employees is to be committed to high standards of ethical and professional conduct. CNA’s Our Commitment to Professional Conduct handbook (AG-129198) contains important information about CNA policies, values and expectations on the way we do business and alerts you to potential legal and ethical issues that you need to be aware of.

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